Medline Reports Fourth Quarter and Full Year 2025 Results

•Delivered strong full year 2025 results
•Completed Initial Public Offering
•Introduced full year 2026 guidance

•Fourth quarter net sales of $7.8 billion, an increase of 14.8%
•Fourth quarter net income of $180 million, a decrease of 37.7%
•Fourth quarter Adjusted EBITDA1 of $805 million, approximately flat

•Full year net sales of $28.4 billion, an increase of 11.5%
•Full year net income of $1.2 billion, a decrease of 3.6%
•Full year Adjusted EBITDA1 of $3.5 billion, an increase of 3.2%

NORTHFIELD, Ill., Feb. 25, 2026 – Medline Inc. (“Medline” or the “Company”) (Nasdaq: MDLN), the largest provider of medical-surgical (“med-surg”) products and supply chain solutions serving all points of care2, today reported its operating results for the three months and full year ended December 31, 2025.

“We delivered strong fourth quarter results, concluding a successful 2025 with $2.4 billion in total new customer signings3,” said Jim Boyle, Chief Executive Officer of Medline. “This performance reflects the confidence customers place in our value, service and reliability, and our unique capability to support health systems across the entire continuum of care.”

“The quarter also marked a major milestone with the completion of our successful initial public offering. Becoming a public company amplifies our voice and strengthens our foundation by enabling continued investments to drive growth and deliver greater value to customers. We expect our momentum to continue, and with our scale, broad product portfolio, and unmatched distribution footprint, we believe we are well positioned for sustainable long‑term growth.”

Fourth Quarter 2025 Results

Net sales in the fourth quarter 2025 were $7.8 billion, an increase of 14.8%, compared to $6.8 billion in the fourth quarter 2024, with Organic Sales¹ increasing 14.4%. This was primarily driven by increased volumes, with strong growth from both the Medline Brand and Supply Chain Solutions segments.

Fourth quarter 2025 net income was $180 million, a decrease of 37.7%, compared to $289 million in the fourth quarter 2024, driven by higher costs of goods sold due to tariffs and higher operating costs, including investments in headcount and IPO-related expenses, partially offset by higher net sales.

Fourth quarter 2025 Adjusted EBITDA¹ was $805 million, a decrease of 0.6%, compared to the fourth quarter 2024, driven by higher costs of goods sold due to tariffs and higher operating costs, including investments in headcount, partially offset by higher net sales.

Full Year 2025 Results

Net sales for the full year 2025 were $28.4 billion, an increase of 11.5%, compared to $25.5 billion for full year 2024, with Organic Sales¹ increasing 10.5%. This was primarily driven by increased volumes, with strong growth from both the Medline Brand and Supply Chain Solutions segments.

Full year 2025 net income was $1.2 billion, a decrease of 3.6% compared to $1.2 billion for full year 2024, driven by higher costs of goods sold due to tariffs and higher operating costs, including investments in headcount and IPO‑related expenses, partially offset by higher net sales.

Full year 2025 Adjusted EBITDA¹ was $3.5 billion, an increase of 3.2%, compared to $3.4 billion for full year 2024, driven by higher net sales, partially offset by higher costs of goods sold due to tariffs and higher operating costs, including investments in headcount.

Net cash provided by operating activities for the full year of 2025 was $1.7 billion, primarily driven by net income, excluding the impact of non-cash items, partially offset by changes in working capital primarily due to increased trade accounts receivable related to net sales growth, increased inventories including tariff impacts, and a net cash outflow in the second quarter of 2025 related to legal settlements.

Free Cash Flow¹ for the full year of 2025 was $1.3 billion, primarily driven by net cash provided by operating activities, offset by capital expenditures related to continued enhancements and automation in our distribution centers and investments in our kitting manufacturing facilities.

2026 Guidance
For full year 2026, the Company expects Organic Sales4 growth of 8% to 9% and Adjusted EBITDA4 of $3.5 to $3.6 billion.

Webcast and Conference Call Instructions
The Company will host a live conference call and question and answer session with investors and analysts on February 25, 2026, at 8:30 a.m. CT / 9:30 a.m. ET to discuss its fourth quarter and full year 2025 earnings results. The webcast can be accessed through Medline’s Investor Relations website at ir.medline.com. A replay of the call will be available following the event through the same website.

End Notes and Use of Non-GAAP Financial Measures
Certain amounts and percentages presented in this press release have a rounding element. As a result, the sum of the components may not equal the totals due to rounding.

(1) Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage are non-GAAP financial measures. See discussion of these measures and reconciliations to GAAP at the end of this press release for more information.
(2) Based on our 2025 net sales relative to the publicly reported net sales of med-surg products by companies that are both med-surg manufacturers and distributors.
(3) Total new customer signings refers to the estimated annual contract value of all new contracts entered into during a given year by new customers or by existing customers who are expanding their relationship with Medline, excluding renewals and extensions.
(4) Guidance for Adjusted EBITDA and Organic Sales is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, inventory-related adjustments, stock-based compensation, litigation (gains) charges, net, transaction-related costs, the impact of currency, and other non-core (gains) charges, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures with reasonable certainty and without unreasonable effort.

Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate,” “assume,” “believe” “contemplate,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or similar conditional or future expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements related to the Company’s industry, business strategy, costs, and cost savings, goals and expectations, market position, future operations, margins, profitability, annual guidance, and other financial and operating information. The forward-looking statements are based on management’s current expectations and are subject to various risks, uncertainties, and changes in circumstances, many of which are beyond the Company’s control, that could cause actual results to differ materially.

Factors that may cause actual results to differ from expected results include, but are not limited to the Company’s reliance on the proper function, security, and availability of its information technology systems and data, as well as those of third parties throughout its global supply chain, and the impact of a breach, cyber-attack, or other disruption to these systems or data; inherent risks in the Company’s global operations; the Company’s ability to comply with extensive and complex laws and governmental regulations and the cost of adverse regulatory actions; the cost of compliance with environmental, health, and safety requirements; the Company’s ability to realize the expected benefits from the entry into new or amended contracts, planned cost savings, and business improvement initiatives; consolidation in the healthcare industry; foreign currency exchange rate fluctuations; increased inflationary pressures; uncertain global macro-economic and political conditions; the impact of government-imposed import policies, tariffs, and legislation; competition and accelerating price pressure in the Company’s markets; the Company’s ability to comply with anti-bribery laws, anti-corruption laws, and those laws and regulations pertaining to economic sanctions; the Company’s ability and the ability of third parties it works with to comply with complex and rapidly evolving data privacy, security, and data protection laws and regulations; the risks of increasing use of artificial intelligence, automated decision-making and machine learning technology; the impact of tax legislation and audits by tax authorities; changes to the U.S. and global healthcare environments; the Company’s reliance on third-party manufacturers, certain significant suppliers and third-party shippers; the impact of price fluctuations of key commodities and other factors of production, including labor and transportation, on the Company’s manufacturing business; the impact of significant challenges or delays in the Company’s sourcing of new products and technologies; the Company’s concentration in and dependence on certain healthcare provider customers and group purchasing organizations; the Company’s ability to attract, develop and retain key employees; the Company’s reliance on the proper functioning of critical facilities and distribution networks; the cost of litigation brought by third parties claiming infringement, misappropriation, or other violation by the Company of their intellectual property rights; potential requirements to recognize impairment charges related to goodwill, identified intangible assets, and fixed assets; the Company’s ability to derive fully the anticipated benefits from the Company’s existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions; quality problems, recalls, and product liability claims; climate change and legal, regulatory, and market measures to address climate change; the Company’s aspirations, goals, and disclosures related to ESG and sustainability matters; the unfavorable outcome of legal proceedings it is involved in; the Company’s ability to comply with laws and regulations relating to reimbursement of healthcare goods and services; the Company’s ability and the ability of third parties it works with to reduce expenses if the Company experiences decreasing prices for the Company’s goods and services; the adequacy of the Company’s insurance program to cover future losses; the Company’s ability to obtain, maintain, protect, and enforce its intellectual property rights; the Company’s dependence on positive perceptions of its reputation; the Company’s substantial indebtedness and ability to incur substantially more debt; the Company’s exposure to the financial risks associated with interest rate fluctuations on its variable rate debt; restrictive covenants in the Company’s debt agreements, which may restrict the Company’s ability to pursue its business strategies and its ability to comply with them; the dual class structure of the Company’s common stock; the volatility of the market price of the Company’s Class A common stock; and other factors. For additional information on these and other risks that could affect the Company's forward-looking statements, see the Company's risk factors discussed in its filings with the U.S. Securities and Exchange Commission (the “SEC”), as such risk factors may be updated from time to time.

The Company disclaims any intent or obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

The Company uses its investor relations website at ir.medline.com, press releases, public conference calls and webcasts, and social media as routine channels of distribution to communicate important, and often material, information about Medline to investors and the public, including information about its financial performance and results, analyst and investor presentations, investor days, products, solutions, sustainability initiatives, and corporate governance practices. You are encouraged to follow these channels, in addition to our SEC filings, for timely information about the Company. The information on the Company’s websites is not part of this press release and is not incorporated by reference into any filings the Company makes with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement the financial information provided, the Company has presented Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income/(loss), net income margin, net cash from operating activities, net sales, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s ongoing operating performance. The Company believes Organic Sales, Adjusted EBITDA, and Adjusted EBITDA Margin provide important comparability of ongoing operating performance, allowing investors and management to assess the Company’s operating performance on a consistent basis. The Company believes Free Cash Flow and Net Leverage provide a measure of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, acquisitions, and other corporate purposes.

Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we do not consider indicative of our ongoing operating performance, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Sales is defined as net sales excluding, when they occur, the impact of acquisitions, divestitures, and changes in foreign exchange rates from the net sales changes. The changes in foreign currency exchange rates from the net sales changes are calculated by translating current period GAAP results at the prior period foreign currency exchange rates and comparing these amounts to the current period GAAP results at the current period foreign currency exchange rates.

Adjusted EBITDA is defined as net income (loss) adjusted for (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) inventory-related adjustments, (v) stock-based compensation, (vi) litigation (gains) charges, net, (vii) transaction-related costs, and (viii) other non-core (gains) charges. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales.

Free Cash Flow is defined as net cash provided by/(used for) operating activities less net capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

Net Leverage is defined as net debt (total debt less cash, cash equivalents and short-term investments) divided by Adjusted EBITDA.

Medline
Medline is the largest provider of medical-surgical products and supply chain solutions serving all points of care. Through its unique offering of world-class products, supply chain resilience and clinical practice expertise, Medline delivers improved clinical, financial and operational outcomes. Headquartered in Northfield, Illinois, the Company employs over 45,000 people worldwide and operates in over 100 countries. To learn more about how Medline makes healthcare run better, visit www.medline.com.

Investor Relations:
Karen King
Global Head of Investor Relations

Patrick Flaherty
Director, Investor Relations

(847) 247-7222
IR@medline.com

Media Relations:
Ben Fox
Vice President, Corporate Communications
(224) 327-9999
media@medline.com

Financial Tables

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share earnings)	Three months ended (Unaudited)				Year ended
	December 31, 2025	December 31, 2024	$ Change	% Change	December 31, 2025	December 31, 2024	$ Change	% Change
Net sales	$7,787	$6,784	$1,003	14.8%	$28,432	$25,507	$2,925	11.5%
Cost of goods sold	5,873	4,933	940	19.1%	20,914	18,531	2,383	12.9%
Gross profit	1,914	1,851	63	3.4%	7,518	6,976	542	7.8%
Gross margin %	24.6%	27.3%			26.4%	27.3%

Operating expense
Selling, general and administrative expenses	1,265	1,164	101	8.7%	4,524	4,108	416	10.1%
Amortization of intangible assets	176	177	(1)	(0.6)%	704	685	19	2.8%
Other operating expenses	48	18	30	NM(2)	78	37	41	NM(2)
Total operating expense	1,489	1,359	130	9.6%	5,306	4,830	476	9.9%

Operating income	425	492	(67)	(13.6)%	2,212	2,146	66	3.1%
Operating margin %	5.5%	7.3%			7.8%	8.4%

Other expense
Interest expense, net	(166)	(209)	43	(20.6)%	(812)	(864)	52	(6.0)%
Other expense, net	(58)	(8)	(50)	NM(2)	(64)	(43)	(21)	48.8%
Foreign exchange gain (loss), net	5	30	(25)	(83.3)%	(88)	7	(95)	NM(2)
Total other expense	(219)	(187)	(32)	17.1%	(964)	(900)	(64)	7.1%

Income before income taxes	206	305	(99)	(32.5)%	1,248	1,246	2	0.2%
Provision for income taxes	26	16	10	62.5%	91	46	45	97.8%

Net income	180	289	(109)	(37.7)%	1,157	1,200	(43)	(3.6)%
Net income %	2.3%	4.3%			4.1%	4.7%

Net loss attributable to noncontrolling interests	(2)	—	(2)	NM(2)	(2)	—	(2)	NM(2)
Net income attributable to Medline Inc.	$182	$—	$182	NM(2)	$1,159	$—	$1,159	NM(2)

Net loss per share attributable to Medline Inc.(1)
Basic and diluted	$(0.01)	N/A			$(0.01)	N/A

Weighted average number of Class A common shares outstanding(1)
Basic and diluted	810	N/A			810	N/A
(1) Represents net loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from December 17, 2025, the date after the SEC declared effective the Company's Registration Statement on S-1 filed in connection with its IPO, through December 31, 2025, the period following the reorganization transactions and initial public offering.
(2) Not Meaningful

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)	As of December 31, 2025	As of December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,939	$199
Trade accounts receivable, net of allowance for credit losses of $152 and $108 as of December 31, 2025 and 2024, respectively	3,533	3,219
Inventories	4,769	4,456
Other current assets	438	398
Total current assets	10,679	8,272
Property, plant, and equipment, net	4,778	4,595
Other non-current assets
Goodwill	8,079	8,065
Intangible assets, net	13,893	14,559
Deferred tax assets	583	—
Other long-term assets	472	487
Total other non-current assets	23,027	23,111
Total assets	$38,484	$35,978
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY / PARTNERS’ CAPITAL
Current liabilities
Current portion of long-term borrowings and other short-term borrowings	$77	$78
Accounts payable	961	869
Accrued expenses and other current liabilities	1,452	1,493
Total current liabilities	2,490	2,440
Non-current liabilities
Long-term borrowings, less current portion	12,484	16,416
Tax receivable agreement liability	3,542	—
Other long-term liabilities	682	598
Total non-current liabilities	16,708	17,014
Total liabilities	$19,198	$19,454
Commitments and contingencies
Mezzanine equity	—	366
Stockholders’ equity / partners’ capital
Class A common stock, par value $0.0001 per share; 50,000 shares authorized; 812 and no shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Class B common stock, par value $0.0001 per share; 50,000 shares authorized; 502 and no shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Preferred stock, par value $0.0001; 5,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	10,717	—
Accumulated deficit	(7)	—
Partners’ capital	—	16,147
Accumulated other comprehensive income	27	11
Total Medline Inc. stockholders’ equity / partners’ capital	10,737	16,158
Noncontrolling interests	8,549	—
Total stockholders’ equity / partners’ capital	19,286	16,158
Total liabilities, stockholders’ equity and mezzanine equity / partners’ capital	$38,484	$35,978

Consolidated Cash Flow Highlights

($ millions)	Year ended
	December 31, 2025	December 31, 2024	$ Change	% Change
Net cash provided by operating activities	$1,744	$1,769	$(25)	(1.4)%
Net cash used in investing activities	(474)	(1,493)	1,019	(68.3)%
Net cash provided by (used in) financing activities	399	(1,613)	2,012	NM(1)
Effect of exchange rate changes	23	2	21	NM(1)
Net change in cash, cash equivalents and restricted cash	$1,692	$(1,335)	$3,027	NM(1)
(1) Not Meaningful

Segment Net Sales and Adjusted EBITDA Margin
(unaudited)

($ millions, except percentages)	Three months ended				Year ended
	December 31, 2025	December 31, 2024	$ Change	% Change	December 31, 2025	December 31, 2024	$ Change	% Change
Medline Brand segment
Net sales	$3,723	$3,329	$394	11.8%	$13,720	$12,515	$1,205	9.6%
Adjusted EBITDA	793	824	(31)	(3.8)%	3,334	3,269	65	2.0%
Adjusted EBITDA Margin	21.3%	24.8%			24.3%	26.1%

Supply Chain Solutions segment
Net sales	$4,064	$3,455	$609	17.6%	$14,712	$12,992	$1,720	13.2%
Adjusted EBITDA	217	168	49	29.2%	805	647	158	24.4%
Adjusted EBITDA Margin	5.3%	4.9%			5.5%	5.0%

Corporate & Other(1)	$(205)	$(182)	$(23)	12.6%	$(672)	$(555)	$(117)	21.1%
(1) The organizational structure includes Corporate & Other which consists of expenses related to centralized corporate functions, such as finance, information technology, legal, human resources, and internal audit.

Reconciliation of Net Sales to Organic Sales
(unaudited)

	Three months ended		Year ended
($ millions, except percentages)	Amount	Percentage	Amount	Percentage
Net sales for period ended December 31, 2025	$7,787		$28,432
Net sales for period ended December 31, 2024	6,784		25,507
Net sales growth	1,003	14.8%	2,925	11.5%
Impact of acquisitions	10	0.1%	237	0.9%
Impact from changes in foreign exchange rates	17	0.3%	12	0.1%
Organic Sales	$976	14.4%	$2,676	10.5%

Reconciliation of Net Income to Adjusted EBITDA and Net Leverage
(unaudited)

	Three months ended				Year ended
($ millions, except percentages)	December 31, 2025	December 31, 2024	$ Change	% Change	December 31, 2025	December 31, 2024	$ Change	% Change
Net income	$180	$289	$(109)	(37.7)%	$1,157	$1,200	$(43)	(3.6)%
Interest expense, net	166	209	(43)	(20.6)%	812	864	(52)	(6.0)%
Provision for income taxes	26	16	10	62.5%	91	46	45	97.8%
Depreciation and amortization	261	254	7	2.8%	1,011	977	34	3.5%
Inventory-related adjustments (1)	45	11	34	NM(5)	83	78	5	6.4%
Stock-based compensation expense	27	11	16	NM(5)	79	61	18	29.5%
Litigation charges (gains), net (2)	14	—	14	NM(5)	(33)	2	(35)	NM(5)
Transaction-related costs (3)	23	9	14	NM(5)	58	18	40	NM(5)
Other non-core charges (4)	63	11	52	NM(5)	209	115	94	81.7%
Adjusted EBITDA	$805	$810	$(5)	(0.6)%	$3,467	$3,361	$106	3.2%
Net income margin	2.3%	4.3%			4.1%	4.7%
Adjusted EBITDA Margin	10.3%	11.9%			12.2%	13.2%
Total debt					$12,755	$16,757	(4,002)	(23.9)%
Less: Cash and cash equivalents					1,939	199	1,740	NM(5)
Net debt					$10,816	$16,558	(5,742)	(34.7)%
Net Leverage					3.1	4.9
(1) Includes inventory adjustment associated with non-cash last-in, first-out (“LIFO”) reserves. Inventory adjustments were $45 million, $(1) million, $83 million, and $53 million for the three months and years ended December 31, 2025 and 2024, respectively. The three months and year ended December 31, 2024 also includes $12 million and $25 million of amortization of the inventory step-up resulting from acquisitions.
(2) For the year ended December 31, 2025, represents a settlement adjustment of $(8) million related to the ethylene oxide (“EtO”) litigation, $(43) million related to settlement of an intellectual property dispute, and other legal settlements. For the year ended December 31, 2024, represents $2 million related to one-time legal costs. The three months ended December 31, 2025 includes $14 million related to other legal settlements.
(3) For the three months and years ended December 31, 2025 and 2024, respectively, includes $5 million, $10 million, $28 million, and $22 million of acquisition and integration-related costs and adjustments; and $18 million, $5 million, $30 million and $9 million of expenses related to our IPO, consisting of legal, accounting, and advisory fees, as well as one-time employee bonuses, including those with an ongoing service requirement. The three months and year ended December 31, 2024 also includes $(6) million and $(13) million of one-time gain related to acquisition of equity investment, respectively.
(4) For the three months and years ended December 31, 2025 and 2024, respectively, includes $(4) million, $(32) million, $87 million, and $(6) million of realized and unrealized foreign exchange and investment losses (gains); $58 million, $13 million, $64 million, and $56 million of loss on debt extinguishment and other refinancing costs and fees; $(1) million, $22 million, $31 million, and $38 million credit loss expense (recovery) related to certain customer receivables; and $5 million, $3 million, $20 million, and $23 million of other project costs.
(5) Not Meaningful.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(unaudited)

($ millions)	Year ended
	December 31, 2025	December 31, 2024	$ Change	% Change
Net cash provided by operating activities	$1,744	$1,769	$(25)	(1.4)%
Net capital expenditures	(447)	(354)	(93)	26.3%
Free Cash Flow	$1,297	$1,415	$(118)	(8.3)%